EXHIBIT 8.1

List of Subsidiaries

  Sinovac Biotech Co., Ltd. (People’s Republic of China), 71.56% owned by Sinovac Biotech Ltd.

  Tangshan Yian Biological Engineering Co., Ltd. (People’s Republic of China), 100% owned by Sinovac Biotech Ltd.